Exhibit 5.1

February 9, 2026

KALA BIO, Inc.

1167 Massachusetts Avenue

Arlington, MA 02476

Ladies and Gentlemen:

We have acted as counsel for KALA BIO, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of an amendment to its registration statement on Form S-3 (the “Registration Statement”) by the Company which registers the resale by the holders thereof of an aggregate of 241,435,910 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), consisting of: (i) 12,000,010 shares of common stock, par value $0.001 per share (the “Common Stock”) issuable upon the conversion of an aggregate of 218,182 shares of the Company’s Series AA Convertible Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”), (ii) 226,335,900 shares of Common Stock (the “Conversion Shares”) issued upon conversion of the Company’s Series AAA Convertible Preferred Stock, par value $0.001 per share, (iii) 2,200,000 shares of Common Stock (the “LifeSci Shares”) issued to LifeSci Capital LLC (“LifeSci”), pursuant to the terms of that certain Settlement Agreement and Mutual Release (the “LifeSci Settlement Agreement”), dated as of December 30, 2025, by and between the Company and LifeSci, and (iv) 811,249 shares of Common Stock issued to Baker Brothers Life Sciences, L.P. and 88,751 shares of Common Stock issued to 667, L.P. (collectively, “Baker” and such shares, the “Baker Shares”), in each case, pursuant to the terms of that certain Settlement Agreement and Mutual Release (the “Baker Settlement Agreement”), dated as of December 30, 2025, by and between the Company and Baker Bros. Advisors LP.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Restated Certificate of Incorporation, as amended, and the Third Amended and Restated By-Laws of the Company, as amended, as of the date hereof (collectively, “Company Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) Certificate of Designations of the Series AA Preferred Stock (the “Series AA Certificate of Designations”); (iv) the Certificate of Designations of the Series AAA Preferred Stock (the “Series AAA Certificate of Designations” and together with the Series AA Certificate of Designations, the “Certificates of Designations”), (v) the LifeSci Settlement Agreement, (vi) the Baker Settlement Agreement, (vii) a specimen of the Company’s Series AA Preferred Stock certificate; (viii) a specimen of the Company’s Common Stock certificate; (ix) a certificate executed by an officer of the Company, dated as of the date hereof; and (x) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examinations, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) a prospectus properly describing the Securities offered thereby will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; (v) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; (vi) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; (vii) upon effectiveness of the Registration Statement, there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (viii) there will not have occurred any change in law or in the Company Charter Documents of the Company adversely affecting the Securities or the rights of the holders thereof.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

(i)	The Common Stock issuable upon conversion of the shares of the Series AA Preferred Stock, when issued in accordance with the terms of the Series AA Certificate of Designations, will be validly issued, fully paid and non-assessable;

(ii)	The Conversion Shares, issued pursuant to the terms of the Series AAA Certificate of Designations, are validly issued, fully paid and non-assessable; and

(iii)	The LifeSci Shares and the Baker Shares issued to LifeSci and Baker, respectively, pursuant to the terms of the LifeSci Settlement Agreement and the Baker Settlement Agreement, as applicable, are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP